Exhibit 99.1

PRESS
March 3, 2017	RELEASE

BankGuam Holding Company

Declares 1st Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.5% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Monday, February 27, 2017. The dividends will be paid on March 31, 2017, to shareholders of record as of March 15, 2017.

BankGuamHolding Company President and Chair of the Board, Lou A. Leon Guerrero stated, “I am happy to report that we have met our financial performance for this quarter, thus allowing us to once again provide a return on our shareholder’s investment.”

CONTACT:	BankGuam Holding Company
William D. Leon Guerrero, EVP and COO
(671) 472-5273